Exhibit 99.1

American Public Education Reports First Quarter 2010 Results

First Quarter 2010 Revenues Increased 43%; Net Income Increased 46% to $7.6 Million or Approximately $0.40 per Diluted Share Compared to the Prior Year

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--May 6, 2010--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University and American Public University – announced financial results for the quarter ended March 31, 2010.

Recent Highlights:

  First quarter 2010 revenues increased 43% to $47.3 million, compared to $33.2 million in the first quarter of 2009.
  Net course registrations increased to approximately 64,900 in the first quarter of 2010, a year-over-year increase of 39%.
  Net course registrations from new students in the first quarter of 2010 increased to approximately 13,300, an increase of approximately 26% over the same period of 2009.
  As of March 31, 2010, a total of approximately 70,600 students were enrolled in American Public University System, a year-over-year increase of 42%.
  Income from operations before interest income and income taxes in the first quarter of 2010 increased 50% to $13.1 million, compared to $8.7 million in the same period of 2009.
  Net income for the first quarter of 2010 increased 46% to $7.6 million or $0.40 per diluted share, compared to $5.2 million or $0.28 per diluted share in the same period of 2009.
  American Public Education raises full year 2010 net income growth outlook to between 36% and 39% year-over-year.
  American Public University System announces a new partnership to provide classes to faculty and other employees of Connections Academy, a leading national operator of K-12 virtual public schools.

Financial and Other Results:

Total revenues for the first quarter of 2010 increased 43% to $47.3 million, compared to total revenues of $33.2 million in the first quarter of 2009. Income from operations before interest income and income taxes in the first quarter of 2010 increased 50% to $13.1 million, compared to $8.7 million in the same period of 2009. Operating margin in the first quarter of 2010 increased to 27.8%, compared to 26.3% in the first quarter of 2009. Stock-based compensation expense reduced operating income by $755,000 in the first quarter of 2010 and $535,000 in the first quarter of 2009.

Net income for the first quarter of 2010 increased 46% to $7.6 million or $0.40 per diluted share, which includes $475,000 or $0.03 per diluted share in stock-based compensation expense net of tax. This compares to net income of $5.2 million or $0.28 per diluted share for the first quarter of 2009, including $346,000 or $0.02 per diluted share in stock-based compensation expense net of tax. The weighted average of diluted shares outstanding for the first quarter of 2010 and 2009 was approximately 19.0 million and 18.9 million, respectively.

Total cash and cash equivalents as of March 31, 2010 were $85.5 million with no long-term debt. Cash from operations for the three months ended March 31, 2010 was $14.2 million, compared to $6.3 million in the same period of 2009. Capital expenditures were $3.7 million for the three months ended March 31, 2010, which compares to $1.8 million in capital expenditures in the same period of 2009. Depreciation and amortization was $1.4 million for the three months ended March 31, 2010 and $1.3 million for the same period of 2009.

American Public University System announces an agreement to make its online programs available to faculty and other employees of Connections Academy, a leading national operator of K-12 virtual public schools. Through this partnership, eligible Connections Academy employees may take up to four APUS classes annually with minimal or no out-of-pocket cost. The program is designed to enhance Connections Academy’s employee education benefit and complement its commitment to life-long learning.

Net Course Registrations and Student Enrollment:
For the three months ended March 31,
	2009	2010	% Change
Net Course Registrations	46,650	64,900	39%
Net Course Registrations from New Students	10,500	13,300	26%

As of March 31,
	2009	2010	% Change
Total Student Enrollment	49,600	70,600	42%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial cost. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are in the start of the second week of class for the most current semester.

Full Year 2010 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

For fiscal year 2010, American Public Education currently estimates the following:

  Net course registrations to increase between 35% and 38% year-over-year
  Revenues to increase between 36% and 39% year-over-year
  Net income to increase between 36% and 39% year-over-year

Webcast:

A live webcast of the Company’s first quarter earnings conference call will be broadcast at 5:00 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 70,600 part-time students who live and work in all 50 states and in more than 100 countries; and offers more than 100 online certificate and degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)

Revenues	$47,311	$33,161
Costs and expenses:
Instructional costs and services	18,025	12,743
Selling and promotional	7,109	4,331
General and administrative	7,632	6,056
Depreciation and amortization	1,408	1,297

Total costs and expenses	34,174	24,427

Income from operations before interest income and income taxes	13,137	8,734
Interest income, net	22	11

Income before income taxes	13,159	8,745
Income tax expense	5,511	3,507

Net income	$7,648	$5,238

Net Income per common share:
Basic	$0.42	$0.29

Diluted	$0.40	$0.28

Weighted average number of common shares:
Basic	18,322,090	18,055,009

Diluted	18,979,621	18,888,600

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Associate Vice President, Corporate Communications
703-334-3880